Exhibit 99.5

December 9, 2019

CONSENT OF DUFF & PHELPS, LLC

We hereby consent to the inclusion of our opinion letter, dated October 22, 2019, to the Special Committee of the Board of Directors of Carey Watermark Investors 2 Incorporated (“CWI 2”) as Annex G to the Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 of CWI 2 (the “Registration Statement”), related to the proposed transaction (as defined in the Registration Statement), and references to such opinion in such Joint Proxy Statement/Prospectus. By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/  Duff & Phelps, LLC

Duff & Phelps, LLC

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T +1 312 697 4600 F +1 312 697 0112	www.duffandphelps.com